Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:	At In-Site Communications, Inc.:
Paul Mastrapa	Lisa M. Wilson
Chief Financial Officer	Investor Relations
(847) 229-7773	(212) 759-3929

FOR IMMEDIATE RELEASE

OPTION CARE ANNOUNCES SECOND QUARTER RESULTS

Revenue increased 12%; Earnings per share of $0.18

BUFFALO GROVE, IL, August 5, 2003—Option Care, Inc. (Nasdaq: OPTN) today reported results for the second quarter and six months ended June 30, 2003.  Revenues were $85 million for the second quarter, a 12% increase compared to revenues of $76 million for the 2002 quarter. Same store sales increased 10% from the prior year quarter.  The increase in revenues in the quarter was offset by higher costs related to the rollout of the company’s new information system platform and higher bad debt expenses related to the Texas operations.  As a result, net income for the second quarter was $3.8 million, or $0.18 per diluted share, consistent with net income of $3.8 million, or $0.18 per diluted share in the second quarter of last year.

For the six months ended June 30, 2003, revenue increased 20% to $177 million.  Net income was $7.8 million, or $0.37 per diluted share, an 8% increase from the $7.2 million, or $0.34 per diluted share, in 2002.

“We have made progress on multiple strategic and operational priorities during 2003, and I am very confident in the current status of our business, its prospects for growth and the strength of our management team,” stated Raj Rai, chief executive officer of Option Care.  “As we have previously stated, 2003 is a year of transition as we focus on improving operational efficiencies and cash flow by investing in technology and improving reimbursement.”

Mr. Rai continued, “I am pleased to announce that Option Care was included by MedImmune Inc. as a home health care provider for Synagis® during the 2003/2004 season. We are excited about further expanding our relationship with MedImmune. Additionally, we have started to ship Xolair™, and are working closely with Genentech in the launch process under our preferred distribution agreement.  These relationships demonstrate the value our specialty pharmacy services provide to our manufacturer partners. For the second half of the year, we will continue to focus on sales growth in both home infusion and specialty pharmacy services and particularly on the managed care front in our specialty pharmacy services.  As we have discussed in the past, managed care has both a long selling cycle and a long implementation cycle.  We continue to be excited about the opportunity in this area, despite slower than expected growth so far this year due to contract maturations and lower than anticipated sales from new contracts.  We are working with our current managed care partners to realize the potential of these relationships and are allocating additional sales resources to further our efforts in establishing new managed care contracts.  We are also actively evaluating acquisition opportunities and hope to be able to complete one or more transactions before the end of this year.”

“While our overall progress is encouraging, accounts receivable in Texas have lagged the progress we have seen in other locations and as a company overall,” continued Mr. Rai.  “As we discussed in the third quarter 2002 conference call, there was additional work needed to integrate our acquisitions in Texas, which encompassed multiple locations and business lines.  The integration process included pharmacy and location consolidations, system conversions and, finally, retaining the appropriate staff.  The difficulty of this integration resulted in a DSO for Texas of 160 days, well above the levels of every other operating location and our company-wide DSO level of 75 days.  During the first six months of this year, after completing the integration, we focused on ensuring that the current billing is accurate and on collection efforts for aged receivables.  We have been disappointed in the level of collections on these older accounts, particularly the receivables over 150 days, which totaled $7 million at the end of the second quarter.  However, we have seen improvement in receivables under 150 days in Texas, a testimony to the process and infrastructure improvements that have been implemented to date.  Since joining Option Care in May as president and chief operating officer, Rick Smith has been focused on our overall infrastructure improvements and particularly on Texas operations.  I am pleased with the progress that he has made.”

Rick Smith, president and chief operating officer, said, “For the second half of the year we will concentrate on strengthening our infrastructure, growth opportunities, rolling out new clinical programs, and improving operational efficiencies.  We have strengthened the management team with leadership additions in our corporate reimbursement and field operations.  Dave Evans joined Option Care as Vice President of Strategic Operations, bringing 18 years of industry experience in financial operations, merger and acquisition analysis, due diligence and integration.  In addition, we have hired Rodney Wright as Vice President of Reimbursement.  Rodney joins us with over 15 years of experience in managing the cash collection cycle within our industry.  This team has been focused on Texas, working with additional outsourced support to ensure that current billings are accurate and to ascertain the collectability of the older receivables.  I am confident that by the end of the third quarter, we will have improved visibility on these aged receivables and, if necessary, we will increase our bad debt reserves to cover potential future write-offs.  Outside of our Texas locations, our overall accounts receivable and cash collections are on track as demonstrated by our strong operating cash flow and a DSO without the Texas receivables of 67 days.”

Commenting on the financial aspects of the quarter, Paul Mastrapa, chief financial officer of Option Care, stated, “Our sales increased 12% from the prior year second quarter including same store growth of 10%.  As expected, overall revenues declined $7.8 million or 8% from the first quarter of 2003 due to the decline in revenues from Synagis®, which is a seasonal therapy typically administered from October through April.”

Mr. Mastrapa continued, “Overall gross profit improved modestly for the second quarter to 32.6% as compared to 31.2% for the prior year quarter, with a consistent mix between our service lines. The improvement resulted from more effective purchasing, reflecting our ability to continue to drive lower cost of goods as we scale our business.  The infusion and related healthcare services gross profit was 43.4% as compared to 42.2% for the prior year second quarter. Specialty pharmacy services gross profit was 21.9% for the second quarter of this year as compared to 19.1% for the prior year period.”

“The flat earnings per share for the second quarter compared to the prior year are a result of higher operating expenses.  Operating expenses as a percentage of revenues increased to 25% for the second quarter of 2003 as compared to 23% for the prior year.  The increase in operating expenses as a percent of revenue was a result of higher than expected bad debts, which increased to 2.7% of revenue from 1.9% in the prior year due to increased write-offs from the enhanced collection efforts on the Texas receivables.  The remaining 1.2% increase in SG&A as a percentage of revenue is a result of the anticipated incremental costs related to our information system implementation and other operating costs, in particular liability insurance related expenses.”

Mr. Mastrapa concluded, “Our balance sheet remains strong with positive cash flow from operations of $8.1 million, exceeding our net income for the period. Cash used in investing activities amounted to $9.9 million, which included the contingent consideration of $8.6 million on a prior year acquisition.  Days sales outstanding were 75 days at the end of the quarter, a decrease of 2 days from the previous quarter.  Lastly, we ended the second quarter with $6.6 million borrowed on our $60 million credit facility with an additional borrowing capacity of $27.8 million.”

Outlook

As a result of the slower than anticipated growth for our managed care specialty pharmacy services and the earlier than expected sale of our non-strategic locations in Bullhead City, Arizona and Grand Junction, Colorado, we are slightly lowering our revenue guidance from $365 to $375 million to approximately $360 million.  We expect earnings per share at the bottom of our previous guidance range of $0.80 to $0.84, or approximately $0.80.  Our guidance excludes the potential impact of any additional reserves against outstanding accounts receivable in Texas as well as any future acquisitions.”

Second Quarter Conference Call

Raj Rai, Option Care’s chief executive officer, will host a conference call at 10:00 am (Eastern Time) on August 5, 2003 to highlight the company’s financial and operating results for the second quarter. Investors and other interested parties may access the call by dialing (800) 452-0737, or via a live Internet broadcast at the company’s website, www.optioncare.com.

For those who cannot listen to the live broadcast, a replay will be available approximately three hours after the call concludes at (800) 642-1687 - ID Number 1782216.  The playback will be available until 12:00 am (Eastern Time) on Friday August 8, 2003.  The playback will be immediately available on our website at www.optioncare.com.

About Option Care

Option Care provides various home infusion therapies and specialty pharmacy services to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its network of pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate.  These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care can be found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com

[Financial tables follow]

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Specialty pharmacy services	$48,172	$42,527	$105,206	$83,077
Infusion and related healthcare services	34,126	30,366	67,199	59,886
Other	2,484	2,632	4,939	5,269
Total revenue	84,782	75,525	177,344	148,232

Cost of revenue:
Cost of goods sold	47,001	43,157	101,825	84,520
Cost of services provided	10,126	8,795	20,584	17,476
Total cost of revenue	57,127	51,952	122,409	101,996

Gross profit	27,655	23,573	54,935	46,236

Selling, general and administrative expenses	18,177	15,333	36,208	30,189
Provision for doubtful accounts	2,330	1,426	4,208	2,925
Depreciation and amortization	684	648	1,352	1,239
Total operating expenses	21,191	17,407	41,768	34,353

Operating income	6,464	6,166	13,167	11,883

Interest expense	(6)	(33)	(106)	(16)
Other expense, net	(84)	43	(91)	11

Income before income taxes	6,374	6,176	12,970	11,878
Income tax provision	2,563	2,425	5,194	4,665

Net income	$3,811	$3,751	$7,776	$7,213

Net income per share:
Basic	$0.18	$0.18	$0.37	$0.35

Diluted	$0.18	$0.18	$0.37	$0.34

Shares used in computing net income per common share:
Basic	20,799	20,627	20,788	20,528

Diluted	21,222	21,243	21,175	21,110

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$328	$488
Accounts receivable, net	65,927	74,694
Inventory	5,380	7,538
Other current assets	8,995	6,445
Total current assets	80,630	89,165

Equipment and other fixed assets, net	12,698	11,898
Goodwill, net	64,998	55,412
Other assets	2,169	2,375
Total assets	$160,495	$158,850

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$10,494	$14,559
Current portion of long-term debt	1,448	261
Other current liabilities	9,130	12,635
Total current liabilities	21,072	27,455

Long-term debt, excluding current portion	6,688	7,314
Other liabilities	5,745	5,480
Total liabilities	33,505	40,249

Total stockholders’ equity	126,990	118,601

Total liabilities and stockholders’ equity	$160,495	$158,850

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Cash flows from operating activities:
Net income	$3,810	$3,751	$7,776	$7,213

Non-cash expenses	3,524	2,363	6,471	4,778
Changes in assets and liabilities:
Accounts receivable	9,305	437	4,521	(7,006)
Other assets and liabilities	(8,560)	(2,655)	(6,019)	(2,721)

Net cash provided by operating activities	8,079	3,896	12,749	2,264

Cash flows from investing activities:
Payments for acquisitions	(8,778)	(6,766)	(11,836)	(9,834)
Net purchases of equipment	(1,249)	(1,343)	(2,639)	(2,265)
Other investing activities	145	590	229	(70)

Net cash used in investing activities	(9,882)	(7,519)	(14,246)	(12,169)

Cash flows from financing activities:
Increase in cash overdraft	—	350	—	350
Net repayments on credit facility	(543)	—	(500)	—
Proceeds from issuance of stock	459	656	776	1,765
Other financing activities	1,141	(633)	1,061	(721)

Net cash provided by financing activities	1,057	373	1,337	1,394

Net decrease in cash and cash equivalents	(746)	(3,250)	(160)	(8,511)

Cash and cash equivalents, beginning of period	1,074	3,250	488	8,511

Cash and cash equivalents, end of period	$328	$—	$328	$—